Exhibit 10.13

DIRECTOR SERVICES AGREEMENT

This Director Services Agreement (the “Agreement”) made as of January 1, 2024, by and between CalPrivate Bank (the “Bank”), and Selwyn Isakow (the “Director”).

Background

The Bank desires to have the Director provide assistance in the strategic planning and certain specified strategic initiatives of the Bank, and the Director desires to provide such assistance. This Agreement replaces the Strategic Services Agreement dated March 1, 2021, and shall be deemed effective as of January 1, 2024, in order to clarify that Director’s services are provided in his capacity as a director of the Bank and to confirm the terms under which such services are provided.

Now, therefore, the parties hereby agree as follows:

Agreement

1.

Term. Subject to the terms and conditions of this Agreement, the Agreement shall be for a term commencing on January 1, 2024, and expiring twelve (12) months thereafter (the “Initial Term”). The Initial Term will be extended only upon the written agreement of the parties (the Initial Term and the period, if any, thereafter, during which the Agreement shall continue are collectively referred to as the “Term”). The effective date of the termination of the Agreement, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.”

2.

Services and Responsibilities. During the Term, the Director shall provide the services described in Schedule 1 of this Agreement, as may be amended from time to time by the written agreement of the parties (the “Services”). The Director shall perform the Services in good faith and in a professional manner. Director’s provision of services hereunder will be supervised by the Bank’s Board of Directors. It is anticipated that Director’s time commitment under this Agreement will be flexible month-to month, however, both parties acknowledge and agree that on average Director’s time commitment will be approximately ten (10) hours per week during the Term of the Agreement.

3.

Compensation. The Bank shall compensate the Director for the Services at the rate of $10,000 per month. The Director may designate payment to an affiliated entity. Director shall be reimbursed for his reasonable out of pocket expenses incurred in carrying out the Services under this Agreement, subject to review and approval by the Bank’s Chief Executive Officer.

4.	Termination.

a.	The Bank, by direction of the Board of Directors, shall be entitled to terminate this Agreement on written notice for cause. The term “cause”’ shall be limited to the following grounds:

i.

The Director’s failure or refusal to materially perform the Services if such failure or refusal is not cured within thirty (30) days after written notice thereof to the Director by the Bank (such notice to specify the nature of the failure or refusal and the manner in which the Bank requires the situation to be corrected).

ii.	The willful misappropriation of the funds or property of the Bank.

iii.

The commission by the Director of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Bank or which may tend to bring the Director or the Bank into disrepute, or the commission of any act which is a breach of the Director’s fiduciary duties to the Bank.

b.	The Director and the Bank each shall be entitled to terminate this Agreement for any reason on thirty (30) days prior written notice to the other party.

c.	This Agreement shall terminate automatically and without the need for any notice if and when the Director’s service as a director of the Bank ceases for any reason.

d.

The Director shall be entitled to terminate this Agreement, in the event that the Bank is in default of a material term of this Agreement, which default remains uncured for a period of thirty (30) days after written notice of such default from the Director to the Bank (such notice to specify the nature of the claimed default and the manner in which the Director requires such default to be cured).

e.

Upon the termination of the Agreement, the Bank shall pay the Director his monetary compensation and any unpaid reimbursable expenses incurred on or before the Date of Termination (even if submitted to the Bank after the Date of Termination).

5.

Protection of Confidential Information. The Director also agrees that he will not at any time (whether during the Term or after termination of this Agreement for a period of six (6) months), disclose to anyone any confidential information or trade secrets of the Bank or any customer or supplier of the Bank or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties. The term “confidential information or trade secret” does not include information which:

a.	was available to the Director prior to the date of this Agreement;

b.	the Director becomes aware of other than as a result of providing the Services;

c.	becomes generally available to the public other than by breach of this provision; or

d.	the Director learns from a third party who is not under an obligation of confidence to the Bank.

6.	Miscellaneous.

a.

No Assignment. This Agreement is a personal contract and the Director’s rights and obligations under this Agreement may not be sold, transferred, assigned, pledged, or hypothecated by the Director. The rights and obligations of the Bank under this Agreement shall be binding upon and run in favor of the successors and assigns of the Bank.

b.

Amendments-Modification. This Agreement may not be orally canceled, changed, modified, or amended, and no cancellation, change, modification, or amendment shall be effective or binding, unless in writing and signed by the parties.

c.

Severability. Survival. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, then the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties under this Agreement shall survive the termination of the Agreement to the extent necessary to the intended preservation of such rights and obligations.

d.

Notice. Any notice, request, instruction or other document to be given under this Agreement by any patty to this Agreement to another party shall be in writing and shall be deemed effective upon delivery to the other party by certified mail (return receipt requested), delivery by messenger, overnight delivery service, or fax to the most recent known address of the other party, and in the case of the Bank notice shall be provided to the attention of the Chief Executive Officer.

e.

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without the application of applicable conflict of law provisions. It is hereby agreed that any action to enforce this Agreement shall be brought exclusively in the federal district court of the Southern District of California or the state courts for San Diego County, California.

f.

Entire Agreement. This Agreement, including the schedules hereto, represents the entire agreement between the Bank and the Director with respect to the subject matter of this Agreement, and all prior and contemporaneous agreements relating to such subject matter (whether written or unwritten) are nullified and superseded by this Agreement.

The parties have executed this Agreement as of the date first-above written.

CalPrivate Bank

/s/ Rick Sowers

By: Rick Sowers, Chief Executive Officer

Director

/s/ Selwyn Isakow

Selwyn Isakow

Schedule 1

Services Director’s services to be provided are:

•	Client development and retention;

•	Assist in equity capital raising efforts and shareholder development;

•	Coordinate Shareholder communications and Community Advisory Board development;

•	Lead acquisition or merger activity reporting to the Board and in consultation with any committee appointed by the Board;

•	Lead in conjunction with bank CEO the Franchise Branding messaging effort;

•	Coordinate Board strategic planning function; facilitate growth and stability of BANK and its holding company, Private Bank of America “PBAM”.

The services provided by the Director may be subject to change, modification, and alteration by the Bank’s Board of Directors with the prior consent of the Director.